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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                      04-20

HOUSTON, TEXAS - AUGUST 26, 2004

  J. RAY MCDERMOTT COMPLETES $25 MILLION LETTER-OF-CREDIT FACILITY, ASSET SALE

J. Ray McDermott, S.A. ("J. Ray"), a subsidiary of McDermott International, Inc. ("McDermott") (NYSE: MDR), announced today that it has completed a new $25 million letter-of-credit facility.

As previously announced, the term of the facility is 36 months with an optional redemption by J. Ray after 18 months, and it contains no financial covenants. The facility is secured with liens placed on certain J. Ray assets including its domestic accounts receivable and the DB26 vessel. The remaining terms and conditions are similar to those set forth in the indenture relating to J. Ray's senior, secured notes issued in 2003.

By completing this facility, J. Ray's unrestricted cash balance as of August 25, 2004 is now approximately $140 million. This amount does not include the additional liquidity which may be made available to J. Ray through an intercompany accounts receivable sale and purchase facility with McDermott signed in April 2004, which has not been utilized to date.

J. Ray also announced today that it has completed the sale of the combination derrick and pipelay barge 17 (the "DB17") to its joint venture, Construcciones Maritimas Mexicanas ("CMM"). J. Ray has received a $13 million secured promissory note from CMM, comprising the DB17 sales price of $8.6 million and prior charter revenue. The term of the note is approximately 18 months.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include additional liquidity capacity which could be available to J. Ray through the intercompany accounts receivable sale and purchase facility, and the expected term and security of the CMM promissory note. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2003 and its 2004 quarterly reports filed with the Securities and Exchange Commission.

                                      -xxx-

CONTACT: Jay Roueche
         Investor Relations & Corporate Communications
         (281) 870-5462
         jroueche@mcdermott.com

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